                                                                       EXHIBIT 5

                             JOINT FILING AGREEMENT


         AGREEMENT dated as of May 16, 1997 among Zell/Chilmark Fund, L.P.; Samstock, L.L.C.; SZ2 (IGP) Partnership; and Anda Partnership (collectively the "Reporting Persons").


                 WHEREAS, the Reporting Persons beneficially own shares of Common Stock, no par value of Jacor Communications, Inc.

                 WHEREAS, the parties hereto may be deemed to constitute a "group" for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Act"); and

                 WHEREAS, each of the parties hereto desire by this Agreement to provide for the joint filing of a Schedule 13D, and all amendments thereto, with the Securities and Exchange Commission.

                 NOW, THEREFORE, the parties hereto agree as follows:


                 1. The parties hereto will join in the preparation and filing of a single statement containing the information required by Schedule 13D, and all amendments thereto, and the Schedule 13D and all such amendments will be filed on behalf of each party hereto;

                 2. Each party hereto will be responsible for the timely filing of the Schedule 13D, and all amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein. No party hereto will be responsible for the completeness or accuracy of the information concerning any other party contained in the Schedule 13D or any amendment thereto, except to the extent such party knows or has reason to believe that such information in inaccurate.

                 3. Sheli Z. Rosenberg will be designated as the person authorized to receive notices and communications with respect to the Schedule 13D and all amendments thereto.

                 4. This Agreement may be executed in counterparts, all of which when taken together will constitute one and the same instrument.

Zell/Chilmark Fund, L.P.                    SZ2 (IGP) Partnership

By:      ZC Limited Partnership,
         general partner
By:      ZC Partnership, general            By:      /s/ Sheli Z. Rosenberg
         partner                                     ---------------------------
By:      ZC, Inc., a partner                         Sheli Z. Rosenberg, Partner



By:      /s/ Sheli Z. Rosenberg
         --------------------------
         Sheli Z. Rosenberg,
         Vice President




Samstock, L.L.C.                            Anda Partnership

By:      SZ Investments, L.L.C.,
         its sole member                    By:     Ann Only Trust, a partner
By:      Zell General Partnership,
         Inc., a member

By:      /s/ Sheli Z. Rosenberg                By:  /s/ Ann Lurie
         ----------------------------               -------------------------
         Sheli Z. Rosenberg,                        Ann Lurie, Co-Trustee
         Vice President




                                Page 23 of 23